EXHIBIT 99.1

For Immediate Release	For Further Information:
Steve Brown, CFO (972) 893-4000 steve.brown@rbclifesciences.com www.rbclifesciences.com
RBC Life Sciences Reports Second Quarter Results
Irving, Texas (August 5, 2008) — RBC Life Sciences, Inc. (OTCBB: RBCL) today reported net sales of $6.89 million for the quarter ended June 30, 2008 compared to net sales of $7.15 million for the same period last year. The Company’s net earnings in the second quarter of 2008 were $276,000, or $0.01 per diluted share, compared to net earnings of $510,000, or $0.02 per diluted share, in the second quarter of 2007.
The Company also reported a six percent increase in net sales to $13.23 million for the first six months of 2008 compared to net sales of $12.54 million in the same period last year. The Company’s net earnings were $631,000, or $0.03 per share, in the first six months of this year compared to net earnings of $835,000, or $0.04 per share, in the same period last year.
Clinton Howard, CEO of RBC Life Sciences, said, “Sales of Medical Products continued to grow during the second quarter of 2008, increasing 32 percent over the same period last year. Second quarter sales included our first shipments of Medical Products to Brazil under the exclusive distribution agreement we completed in March of this year.
“Second quarter results were negatively affected by a delay in planned shipments to certain international licensees. We were pleased to see shipping activity begin to return to anticipated levels during June and July as our licensees increased shipments of our products into major international markets.”
Backlog associated with international orders increased to $11.2 million at June 30, 2008 compared to $6.1 million at March 31, 2008 and $6.4 million at June 30, 2007.
Mr. Howard continued, “Our results were also affected by certain noteworthy expenses incurred during the second quarter. In June we sponsored a major event for our North American Associates to provide training and motivation and to introduce them to our newest marketing initiatives. This event represented a significant investment in our Associate base as part of our overall strategy to increase sales and new Associate recruiting. Also during the quarter, we encountered expenses associated with the completion of the major improvement and repair project on our headquarters’ building.”
RBC Life Sciences develops, manufactures and markets high quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC also develops and markets to health care professionals proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the Company’s Web site at www.rbclifesciences.com.
The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

RBC Life Sciences Second Quarter 2008 Earnings Release
August 5, 2008
RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2008	2007

Net sales	$6,887	$7,148
Gross profit	3,697	3,793
Operating profit	501	866
Earnings before income taxes	456	812
Provision for income taxes	180	302
Net earnings	276	510

Earnings per share
Basic	$0.01	$0.03
Diluted	$0.01	$0.02

Weighted average shares outstanding — basic	21,243	20,266
Weighted average shares outstanding — diluted	22,944	21,499

	Six Months Ended June 30,
	2008	2007

Net sales	$13,234	$12,540
Gross profit	7,199	7,098
Operating profit	1,112	1,458
Earnings before income taxes	1,023	1,345
Provision for income taxes	392	510
Net earnings	631	835

Earnings per share — basic and diluted	$0.03	$0.04

Weighted average shares outstanding — basic	21,179	20,227
Weighted average shares outstanding — diluted	22,920	22,109

RBC Life Sciences Second Quarter 2008 Earnings Release
August 5, 2008
RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
Assets Cash and cash equivalents	$5,373	$6,369
Inventories	5,702	4,725
Other current assets	1,857	1,334

Total current assets	12,932	12,428
Other assets	6,803	6,730

Total assets	$19,735	$19,158

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,982	$4,431
Deferred revenue	5,736	4,323
Other current liabilities	139	136

Total current liabilities	8,857	8,890
Other liabilities	2,568	2,690
Shareholders’ equity	8,310	7,578

Total liabilities and shareholders’ equity	$19,735	$19,158

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